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(STRADLEY RONON LOGO)                        STRADLEY RONON STEVENS & YOUNG, LLP
ATTORNEYS AT LAW                                        2600 One Commerce Square
                                                     Philadelphia, PA 19103-7098
                                                          Telephone 215.564.8000
                                                                Fax 215.564.8120
                                                                www.stradley.com

                                                                   July 17, 2008

AIM Equity Funds
11 Greenway Plaza, Suite 100
Houston, TX 77046-1173

         Re: AIM Equity Funds
             Registration Statement on Form N-1A

Ladies and Gentlemen:

          We have acted as counsel to AIM Equity Funds, a statutory trust organized under the laws of the State of Delaware (the "Trust") and registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end, series management investment company.

          This opinion is given in connection with the filing by the Trust of Post-Effective Amendment No. 91 to the Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the "1933 Act"), and Amendment No. 91 to such Registration Statement under the 1940 Act (collectively, the "Registration Statement") relating to, among other matters, (a) the registration of an indefinite number of Class Y shares of beneficial interest, par value $0.001 per share (the "Y Shares"), of AIM Capital Development Fund, AIM Charter Fund, AI Constellation Fund, AIM Diversified Dividend Fund, AIM Large Cap Basic Value Fund, AIM Large Cap Growth Fund and AIM Summit Fund (each a "Fund" and collectively, the "Funds"), and (b) the registration of an indefinite number of Institutional Class shares of beneficial interest, par value $0.001 per share (collectively with the Y Shares, the "Shares"), of AIM Summit Fund.

          In connection with giving this opinion, we have examined copies of the Trust's Amended and Restated Certificate of Trust, Amended and Restated Agreement and Declaration of Trust, as amended (the "Trust Agreement"), Amended and Restated Bylaws of the Trust, as amended, and resolutions of the Board of Trustees of the Trust adopted at meetings held on June 18-19, 2008, and by written consent dated July 15, 2008, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, records and other instruments as we have deemed necessary or advisable for purposes of this opinion. We have also examined the prospectuses for the Funds, which are included in the Registration Statement, substantially in the forms in which they are to be filed under the 1940 Act and the 1933 Act (collectively the

       PHILADELPHIA, PA - MALVERN, PA - HARRISBURG, PA - WILMINGTON, DE -
                        CHERRY HILL, NJ - WASHINGTON, DC

                  A PENNSYLVANIA LIMITED LIABILITY PARTNERSHIP

                       (MERITAS LAW FIRMS WORLDWIDE LOGO)

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AIM Equity Fund
July 17, 2008
Page 2


"Prospectuses"). As to various questions of fact material to our opinion, we have relied upon information provided by officers of the Trust.

          The Prospectuses provides for issuance of the Shares from time to time at the net asset value thereof, plus any applicable sales charge. In connection with our giving this opinion, we assume that the Shares have been, and will continue to be, sold in accordance with the Trust's usual method of distributing its registered Shares, under which prospectuses are made available for delivery to offerees and purchasers of such Shares in accordance with the 1933 Act and that upon sale of the Shares the Trust will receive the net asset value thereof.

          Both the Delaware Statutory Trust Act, as amended, and the Trust Agreement provide that shareholders of the Trust shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law, as amended, to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust's obligations to the extent that the courts of another state that does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Trust Agreement also provides for indemnification out of property of a Fund for all loss and expense of any shareholder held personally liable for the obligations of such Fund. Therefore, the risk of any shareholder incurring financial loss beyond his investment due to shareholder liability is limited to circumstances in which a Fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined by a court of competent jurisdiction not to be effective.

          Based on and subject to the foregoing, we are of the opinion that the Shares to be offered for sale pursuant to the Prospectuses are duly authorized and, when sold, issued and paid for as described in the Prospectuses, will be validly issued, fully paid and nonassessable.

          We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America and the laws of the State of Delaware applicable to trusts formed under the Delaware Statutory Trust Act, as amended.


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          We consent to the filing of this opinion as an exhibit to the
Registration Statement and to the use of our name and to the reference to our firm under the caption "Investment Advisory and Other Services - Other Service Providers - Counsel to the Trust" in the Statement of Additional Information for the Funds, which is included in the Registration Statement.

                                        Very truly yours,

                                        STRADLEY RONON STEVENS & YOUNG, LLP


                                        By: /s/ E. Carolan Berkley
                                            ------------------------------------
                                            E. Carolan Berkley, a Partner